Exhibit 10.21

GE HealthCare Restoration Plan

Effective January 1, 2023

Section I.    Purpose

Effective January 1, 2023, the GE HealthCare Restoration Plan (the “Plan”) is established as an unfunded, nonqualified deferred compensation arrangement for a select group of management and highly compensated employees of the Participating Employers within the GE HealthCare business. The Plan shall be interpreted and administered consistently with the intent to be a “top hat” plan that is not subject to various provisions of ERISA.

Effective on or as soon as practicable after January 3, 2023, in anticipation of General Electric Company’s split into three separate companies comprising its aviation, healthcare, and energy businesses, respectively, the benefits and liabilities under the GE Restoration Plan attributable to certain individuals are transferred to this Plan, as described in the Appendix – Liability Transfer from the GE Restoration Plan. This Plan is a continuation of the GE Restoration Plan with respect to the benefits and liabilities transferred from the GE Restoration Plan to this Plan. After the transfer, no individual for whom the liability for his benefit is transferred to this Plan from the GE Restoration Plan (nor any of their beneficiaries) shall have any rights under, or with respect to, the GE Restoration Plan (unless such individual is subsequently employed by, or has service with, General Electric Company or its affiliates, in which case such individual’s eligibility for benefits under the GE Restoration Plan shall be determined under the terms of that plan in effect at such time). Because this Plan is a continuation of the GE Restoration Plan, this document includes the provisions of the GE Restoration Plan that applied before the effective date of this Plan.

The purpose of the Plan is to provide supplemental benefits that could have been payable under the GE HealthCare Retirement Savings Plan (the “RSP”) if not for limits imposed by the Code. The Plan provides company credits adjusted for deemed investment gains and losses.

Section II.    Eligibility

An individual is eligible to participate in the Plan only if the individual is an Eligible Employee. To become an Eligible Employee during 2023 or a subsequent calendar year, an individual must be an Employee who is eligible to make and receive contributions under the RSP and is:

(a)	a member of a select group of management or highly compensated employees within the meaning of Sections 201(2) and 301(a)(3) of ERISA;

(b)	a salaried employee, as determined by the Plan Sponsor;

(c)

assigned by the Plan Sponsor to the Plan Sponsor’s executive or higher career band, or have Earnings for the immediately preceding calendar year which exceeded the Section 401(a)(17) Limit for such preceding calendar year[1]; and

[1]

For the 2021 calendar year only, 2019 and 2020 each counted as the immediately preceding calendar year for purposes of this provision, such that an Employee whose Earnings for 2019 were in excess of the 401(a)(17) limit for 2019, or whose Earnings for 2020 were in excess of the 401(a)(17) limit for 2020, qualified under this provision.

(d)	ineligible to accrue Benefit Service under the GE HealthCare Executive Retirement Installment Benefit (Part II of the GE HealthCare Supplementary Pension Plan), as defined therein.

Once an individual is (or has been) an Eligible Employee, the requirement of provision (c) of this Section II is waived with respect to such individual until such individual’s termination of employment with the Company (including all Affiliates). If a once-Eligible Employee is reemployed, the individual must meet all requirements of this Section II, including provision (c), following reemployment in order to again become an Eligible Employee.

Section III.    Company Credit

An Eligible Employee shall accrue a credit (the “Company Credit”) for a calendar year if the Eligible Employee:

(a)	is eligible to receive a Company Retirement Contribution for such calendar year under the RSP and has Eligible Earnings for such calendar year; and

(b)

remains employed by the Company continuously from January 1st (or, if later, the date the individual became an Eligible Employee) through December 15th of such calendar year, unless the individual terminates employment with the Company during such calendar year due to one of the following reasons (or after having attained age 65):

(i)	death;

(ii)	a determination that the Employee is disabled under Section VIII E 2 of the RSP;

(iii)

a layoff entitling the individual to severance benefits under the GE HealthCare Layoff Benefit Plan for Salaried Employees or the GE HealthCare Layoff Benefit Plan for Certain GE HealthCare Affiliates, or an employer-initiated separation that is not for cause entitling the individual to severance benefits under the GE US HealthCare Executive Severance Plan; or

(iv)

transfer directly to a Successor Employer in connection with a Business Disposition. For the avoidance of doubt, this subparagraph (iv) does not apply if all Plan liabilities with respect to the Employee are transferred to a spin-off plan maintained by such Successor Employer or an affiliate thereof.

An Eligible Employee’s Company Credit for each calendar year shall equal 7% of Eligible Earnings paid to such individual during such calendar year while the individual is an Eligible Employee. Such Company Credit shall be added to the Eligible Employee’s Account by January 31st of the next following calendar year, as determined by the Plan Administrator. No adjustment shall be made for deemed investment gains or losses with respect to any period before the Company Credit is added to the Account.

Section IV.    Investment Credits

Each Participant’s Account shall be adjusted daily, or at such other frequency determined by the Plan Administrator that is at least annually, to reflect deemed investment gains and losses, based on the Participant’s investment election for the Participant’s Account.

A Participant’s investment election shall be made in 1% increments (between 1% and 100%) among the available hypothetical investment options under the Plan, in the form and during the period prescribed by the Plan Administrator, and shall apply uniformly to any future Company Credits. Once processed, the Participant’s investment election shall become effective and continue to be effective until the Participant completes a new investment election in accordance with this paragraph or the Participant’s Account is distributed.

A Participant may also elect to switch the deemed investment of the Participant’s Account balance, in the form prescribed by the Plan Administrator, whereby:

(a)	1%, or any multiple thereof (up to 100%), of the aggregate notional investment in one hypothetical investment option is switched to a notional investment in another hypothetical investment option; or

(b)

the deemed investment of the Participant’s Account balance is reallocated among one or more hypothetical investment options in such whole percentage(s) (between 1% and 100%) as the Participant may designate.

The Participant may elect to make up to twelve such deemed investment switches per calendar quarter. The Participant may elect, in accordance with procedures established by the Plan Administrator, to have the deemed investment of the Participant’s Account automatically rebalanced on a periodic basis as designated by the Participant, and each such periodic rebalancing shall count as a deemed investment switch when applying the twelve per calendar quarter limit. In addition, notwithstanding any provision of the Plan to the contrary, a Participant’s deemed investment switches shall be subject to such additional restrictions as may be established from time to time by the Plan Administrator in order to limit excessive, short-term, round-trip and other deemed investment switching practices by Participants.

The deemed investment alternatives which a Participant may elect for the deemed investment of the Participant’s Account shall be determined by the Plan Administrator in its discretion and may include an alternative based on the performance of Company stock. If there is any change in the Company stock, whether through merger, consolidation, reorganization, recapitalization, share distribution in the nature of a stock dividend, or other change in corporate structure, appropriate adjustments shall be made, as determined by the Plan Administrator in its sole discretion, in the number of shares of Company stock represented by such alternative. The Plan Administrator may change or eliminate one or more deemed investment alternatives at any time, in its sole discretion, and shall have the discretion to reallocate balances if one or more deemed investment alternatives are eliminated.

With respect to any particular Company Credit, in the absence of a valid investment election by the deadline established by the Plan Administrator, the Participant shall be deemed to have elected a default deemed investment alternative designated by the Plan Administrator.

All benefits under the Plan are subject to the risk of loss (reduction of Account balance) due to the performance of the deemed investment alternative. No Participant or Beneficiary shall have a right to any adjustment to make up for investment results (whether a loss, gain that could have been greater or otherwise), and without regard to the cause of the investment result (whether by default, affirmative election of the Participant or Beneficiary, a decision of the Plan Administrator or otherwise).

Section V.    Vesting

A Participant shall vest in the Participant’s Account upon being credited with three years of RSP Service, or if earlier, upon:

(a)	attaining age 65 while employed by the Company; or

(b)

ceasing to be an Employee as the result of transferring directly to a Successor Employer in connection with a Business Disposition (consistent with the principles for vesting under such circumstances set forth in the RSP). For the avoidance of doubt, this paragraph (b) does not apply if all Plan liabilities with respect to the Employee are transferred to a spin-off plan maintained by such Successor Employer or an affiliate thereof.

A Participant’s Account that is not vested at the time of the Participant’s Separation From Service shall be forfeited and is not subject to reinstatement under any circumstances.

Section VI.    Payments to Participants

Upon a Participant’s Separation From Service and subject to Section X, the Participant’s Account shall be valued as of the close of trading on July 15th of the calendar year next following the Participant’s Separation From Service (or if the New York Stock Exchange is not open for trading on such day, the next following day that the New York Stock Exchange is open for trading) and paid to the Participant in a cash lump sum by July 31st of such calendar year.

For purposes of the Plan, a payment that is made after the date prescribed by the Plan shall be treated as being made on time if made by the later of (a) the last day of the calendar year in which the prescribed payment date occurs or (b) the 15th day of the third calendar month that starts after the prescribed payment date.

Section VII.    Payments Following Death

If a Participant dies before the Participant’s Account has been paid, the Account shall be paid to the Participant’s Beneficiary in a cash lump sum. The payment date shall be determined by the Plan Administrator and shall be no later than December 31st of the calendar year next following the calendar year in which the Participant’s death occurs.

A Participant may designate one or more Beneficiaries to receive the balance of the Participant’s Account after the Participant’s death, in writing on a form acceptable to the Plan Administrator. The Participant may change the Participant’s designation of a Beneficiary at any time before the Participant’s death. If a Participant’s Account is community property, any designation of a Beneficiary shall be valid or effective only as permitted under applicable law. Any valid Beneficiary designation, and any valid change in a previous Beneficiary designation, shall become effective as of its date only once the Plan Administrator receives and accepts the Beneficiary designation form in accordance with administrative procedures, and no designation dated after the Participant’s death shall be accepted. The most recent valid Beneficiary designation in effect at the time of the Participant’s death shall apply.

In the absence of an effective Beneficiary designation under the Plan, or if all persons so designated have predeceased the Participant, the Participant’s Beneficiary shall be the Participant’s designated beneficiary under the RSP or, if none, the Participant’s estate.

If a Participant’s Beneficiary is a minor, a person who has been declared incompetent, or a person incapable of handling the disposition of the person’s property, the balance of the Participant’s Account may be paid to the guardian, legal representative, or person having the care and custody of such Beneficiary. The Plan Administrator may require proof of incompetency, minority, incapacity, or guardianship as it deems appropriate prior to payment. Such payment shall completely discharge the Company from all liability with respect to such Beneficiary’s interest in the Account.

Section VIII.    Definitions

(a)	“Account” means the bookkeeping entry used to record Company Credits that are credited to a Participant under the Plan, adjusted for deemed investment gains and losses.

(b)	“Affiliate” means any company or business entity connected to the Plan Sponsor by a direct or indirect 50% or more interest, whether or not a Participating Affiliate.

(c)	“Beneficiary” means the person or persons designated under Section VII.

(d)	“Business Disposition” shall mean any of the following transactions:

(i)

the sale or other transfer to a Successor Employer of all or substantially all of the assets used by the Employee’s Participating Employer in a trade or business conducted by the Participating Employer;

(ii)

the liquidation, sale, or other means of terminating the parent-subsidiary or controlled group relationship of the Participating Employer with the Plan Sponsor, if the Employee was employed by a subsidiary corporation (within the meaning of Section 424(f) of the Code) of the Plan Sponsor, or by a corporation that is a member of a controlled group of corporations (within the meaning of Section 1563(a) of the Code, determined by substituting “50 percent” for “80 percent” each place “80 percent” appears therein) that includes the Plan Sponsor;

(iii)

the liquidation, sale, or other means of terminating the treatment of the Participating Employer and the Plan Sponsor as a single employer, if the Employee was employed by an entity other than a corporation that, together with the Plan Sponsor, is treated as a single employer pursuant to Section 414(c) of the Code (determined by substituting “50 percent” for “80 percent” each place “80 percent” appears in the Treasury Department regulations thereunder);

(iv)	the loss or expiration of a contract with a government agency and the entry into a successor contract by a Successor Employer and such government agency;

(v)

the sale or other transfer to a Successor Employer of all or substantially all of the assets used by the Employee’s Participating Employer at a plant, facility, or other business location of the Participating Employer; or

(vi)	any other sale, transfer, or disposition of assets of the Employee’s Participating Employer to a Successor Employer.

(e)	“Cause” means, as determined in the sole discretion of the Plan Administrator,an Eligible Employee’s or a Participant’s:

(i)

breach of the Employee Innovation and Proprietary Information Agreement or any other confidentiality, non-solicitation, or non-competition agreement with the Company or breach of a material term of any other agreement between the Eligible Employee (or Participant) and the Company;

(ii)	engagement in conduct that results in, or has the potential to cause, material harm financially, reputationally, or otherwise to the Company;

(iii)	commission of an act of dishonesty, fraud, embezzlement or theft;

(iv)	conviction of, or plea of guilty or no contest to, a felony or crime involving moral turpitude; or

(v)	failure to comply with the Company’s policies and procedures, including but not limited to The Spirit and Letter.

(f)	“Code” means the Internal Revenue Code of 1986, as amended.

(g)	“Company” means the Plan Sponsor or any Affiliate.

(h)	“Company Credit” is defined in Section III.

(i)	“Earnings” for a calendar year mean Earnings under the RSP for such calendar year, but determined without regard to the Section 401(a)(17) Limit.

(j)

“Eligible Earnings” for a calendar year mean an Eligible Employee’s Earnings for a calendar year which exceed the Section 401(a)(17) Limit for such calendar year. An Eligible Employee shall not have Eligible Earnings for any calendar year or portion thereof unless and until the Eligible Employee’s cumulative Earnings for the calendar year exceed the Section 401(a)(17) Limit for such calendar year.

(k)	“Eligible Employee” means an Employee of a Participating Employer who meets the requirements described in Section II.

(l)

“Employee” means a common law U.S. employee of the Participating Employer (including such an employee on a bona fide leave of absence). If the Plan Administrator or a Participating Employer determines that an individual is not an “employee,” the individual will not be eligible to participate in the Plan, regardless of whether the determination is subsequently upheld by a court or tax or regulatory authority having jurisdiction over such matters or whether the individual is subsequently treated or classified as an employee for certain specified purposes. Any change to an individual’s status by reason of such reclassification or subsequent treatment will apply prospectively only.

(m)	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(n)	“Participant” means a current or former Eligible Employee who has an Account under the Plan with a balance of greater than $0.

(o)

“Participating Affiliate” means an Affiliate whose participation in the Plan is approved by the GE HealthCare Pension Board. As of January 1, 2023, all Affiliates that participate in the GE HealthCare Supplementary Pension Plan shall be Participating Affiliates.

(p)	“Participating Employer” means the Plan Sponsor or a Participating Affiliate.

(q)	“Plan Administrator” means the Pension Board committee designated by the Board of Directors of the Plan Sponsor, or its designee or delegate.

(r)	“Plan Sponsor” means, as of the Effective Date, GE Healthcare Holding LLC or its successor. (Before the Effective Date, Plan Sponsor means General Electric Company.)

(s)	“RSP Service” means a Participant’s service under the RSP that is credited for purposes of vesting in the Participant’s RSP account.

(t)	“Section 401(a)(17) Limit” means, for a year, the adjusted dollar limitation under Section 401(a)(17) of the Code for such year.

(u)

“Separation From Service” means a Participant’s termination of employment with the Company (including all Affiliates) provided that a Separation From Service for purposes of the Plan shall be interpreted consistently with the requirements of Section 409A of the Code. Solely for purposes of determining the time of payment of benefits under the Plan (and not, for example, for purposes of determining a participant’s right to a benefit, vesting, or the amount of any benefit), the Plan Sponsor may determine that a divestiture will not be treated as a Separation From Service; provided that such determination is consistent with the requirements of Section 409A of the Code. For the avoidance of doubt, the spinoff of GE’s healthcare business into an independent public company shall not be treated as a Separation from Service.

(v)	“Successor Employer” shall mean any entity that is not:

(i)	a subsidiary corporation (within the meaning of Section 424(f) of the Code) of the Plan Sponsor;

(ii)

a corporation that is a member of a controlled group of corporations (within the meaning of Section 1563(a) of the Code, determined by substituting “50 percent” for “80 percent” each place “80 percent” appears therein) that includes the Plan Sponsor;

(iii)

an entity that, together with the Plan Sponsor, is treated as a single employer pursuant to Section 414(c) or (m) of the Code (determined by substituting “50 percent” for “80 percent” each place “80 percent” appears in the Treasury Department regulations thereunder);

(iv)	any entity that, in connection with the Business Disposition, becomes the sponsor of the Plan; or

(v)	any entity that, together with an entity described in clause (iv), is treated as part of a controlled group of corporations or as a single employer pursuant to Section 414(b), (c), or (m) of the Code.

Section IX.    Other

(a)

Any benefit from the Participant’s Account under the Plan shall be contingent upon the Participant signing, not revoking, and complying with the terms of a release and waiver of claims (the “Release”), which may include, among other things and where legally permissible, confidentiality, cooperation, non-competition, non-solicitation and/or non-disparagement requirements. Such release and waiver of claims must be in a form acceptable to the Plan Sponsor, executed by the deadline established by the Plan Sponsor, and not revoked or breached. Otherwise, no benefit shall be payable under the Plan.

(b)

The Plan Administrator may impose such other lawful terms and conditions on participation in this Plan as it deems desirable. The Plan Administrator may require proof of death of any Participant and such evidence as the Plan Administrator determines to be appropriate of the right of any person to receive any Plan benefit. Each Participant and Beneficiary shall cooperate with the Plan Administrator by furnishing any and all information requested by the Plan Administrator and take such other actions as may be requested in order to facilitate the administration of the Plan and the payment of benefits hereunder.

(c)

If a Participant’s employment is terminated for Cause or if the Plan Administrator determines in its sole discretion that a Participant has engaged in conduct that (i) constitutes a breach of the Release, (ii) results in (or has the potential to cause) material harm financially, reputationally, or otherwise to the Company or (iii) occurred prior to the Participant’s Separation from Service and would give rise to a termination for Cause (regardless of whether such conduct is discovered before, during or after the Participant’s Separation From Service), the Participant shall forfeit the Participant’s right to any unpaid benefit from the Participant’s Account under this Plan and may be required to repay any amounts previously paid under the Plan to the extent recovery is permitted by law.

The remedy under this subsection (c) is not exclusive and shall not limit any right of the Company under applicable law, including (but not limited to) a remedy under (i) Section 10D of the Securities Exchange Act of 1934, as amended, (ii) any applicable rules or regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which shares of the Company may be traded, and/or (iii) any Company policy adopted with respect to compensation recoupment.

(d)

If the Company determines that a Participant is indebted to it on the effective date of the Separation From Service, including by reason of breaching a commitment to the Company, the Company reserves the right to offset the payment of any benefits under the Plan by the amount of such indebtedness, as determined by the Plan Administrator. Such offset will be made in accordance with all applicable laws (including the intent not to trigger taxes under Section 409A of the Code).

(e)

No amount payable at any time under this Plan shall be subject in any manner to alienation, sale, transfer, assignment, pledge or encumbrance of any kind (except as described in subsection (d) above). Any attempt to alienate, sell, transfer, assign, pledge, commute, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey any such benefit, whether presently or subsequently payable, shall be void. Except as required by law or as described in Section X, no benefit payable under this Plan shall, prior to actual payment, in any manner be subject to seizure, garnishment, attachment, execution, sequestration or other legal process for the payment of any debts, judgments, alimony, separate maintenance or liability of any Participant or Beneficiary, or be transferrable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

(f)

The Plan Administrator is authorized to comply with any court order in any action in which the Plan or the Plan Administrator has been named as a party, including any action involving a determination of the rights or interests in an Employee’s benefits under the Plan, to the extent permitted by Section 409A of the Code.

(g)

This Plan does not provide any individual a right to continue employment with the Company, nor does it affect the Company’s right to terminate the employment of any individual at any time for any reason with or without Cause.

(h)

Except to the extent preempted by ERISA or otherwise governed by federal law, the laws of the State of New York shall govern the construction and interpretation of the Plan, without regard to conflicts of law provisions therein.

(i)	No credits or payments made under this Plan shall be treated as eligible “compensation” for purposes of the RSP or any other retirement, savings or similar plan of the Company.

(j)

This Plan contains a complete statement of its terms. The Plan may be amended, suspended or terminated only in writing and then only as provided in Section XI. The legal or equitable rights or interests of any person in this Plan, and the Participating Employer’s obligations or liabilities therefor, shall be exclusively determined by the express provisions of the Plan.

(k)

If any provision of the Plan shall be held unlawful or otherwise invalid or unenforceable in whole or in part, the unlawfulness, invalidity, or unenforceability shall not affect any other provision of the Plan, each of which shall remain in full force and effect.

(l)	Each reference in the Plan to a written document or delivery of a communication in writing shall include delivery by electronic means (e.g., by email or posting on an applicable website).

Section X.    Taxation and Compliance with Section 409A of the Code

(a)

All payments and benefits under the Plan are subject to all applicable deductions and withholdings, including obligations to withhold federal, state, and local income and employment taxes. Each recipient of benefits under the Plan (and not the Company) shall be solely responsible for the recipient’s own tax liability with respect to such benefits (including imputed income), without regard to the amount withheld or reported to the Internal Revenue Service.

(b)	The amount withheld shall be determined by the Company. The Company may deduct from other wages payable to the Participant any employment tax that the

Company reasonably determines to be due with respect to the benefit under the Federal Insurance Contributions Act (FICA) or require the Participant or Beneficiary to remit to the Company or its designee an amount sufficient to satisfy such tax. Alternatively, the Company, in its discretion, may deduct such FICA amounts (plus an amount to cover associated federal and state income taxes) from the unpaid portion of a Participant’s benefit, in a manner consistent with Treasury Department regulation 1.409A-3(j)(4)(vi).

(c)

The Plan is intended to comply with Section 409A of the Code and shall be interpreted accordingly. To the extent that a provision of this Plan does not comply with Section 409A of the Code, such provision shall be void and without effect. The Company does not warrant that the Plan will comply with Section 409A of the Code with respect to any Participant or with respect to any payment. In no event shall the Company (or any director, officer, employee, or affiliate thereof) be liable for any additional tax, interest, or penalty incurred by a recipient of benefits under the Plan as a result of the Plan’s failure to satisfy the requirements of Section 409A of the Code or any other requirements of applicable tax laws.

Section XI.    Amendment or Termination

The Plan may be amended or terminated by the Board of Directors of the Plan Sponsor or its designee, at any time and for any reason, in its sole discretion and with the result that benefits under the Plan may be changed or discontinued, retroactively or prospectively.

Termination of the Plan shall be a payment event, and payments shall be made only to the extent permitted by Section 409A of the Code. All payments related to termination of the Plan (to the extent permitted) shall be made at a time determined by the Plan Sponsor in its sole discretion, consistent with the requirements of Section 409A of the Code. If the Plan Sponsor or the Plan Administrator determines that any provision of the Plan is or might be inconsistent with the restrictions imposed by Section 409A of the Code, such provision shall be deemed to be amended to the extent that the Plan Sponsor or the Plan Administrator determines is necessary to bring it into compliance with Section 409A of the Code. Any such deemed amendment shall be effective as of the earliest date such amendment is necessary under Section 409A of the Code.

Section XII.    Unfunded Plan

Benefits provided under this Plan are unfunded and unsecured obligations of the Participating Employer payable from its general assets. Participant Accounts, deemed investments, and all credits and other adjustments under the Plan are for measuring purposes only and do not correspond to actual investments or otherwise signify an individual account or funded benefits.

Nothing contained in this Plan shall require a Participating Employer to segregate any monies from its general funds, to create any trust or other funding vehicle, to make any special deposits, or to purchase any policies of insurance with respect to such obligations. If a Participating Employer elects to take any such action, such assets, investments and the proceeds therefrom shall at all times remain the sole property of the Participating Employer and subject to its creditors. To the extent the Participating Employer pursues individual insurance policies on one or more Participants to fund its obligations, such Participants shall provide any information as may be required by the insurance company for such purpose. No Participant, Beneficiary, or other individual shall have any economic interest or similar rights under the Plan or any ownership rights in such assets, investments or proceeds, whether by reason of being a named insured or otherwise.

Section XIII.    Administration

Except as otherwise expressly provided in the Plan, the management and control of the operation and administration of the Plan shall be vested in the Plan Administrator. The Plan Administrator has sole discretion to make all determinations with respect to eligibility and benefits under the Plan and such determinations shall be final and binding. The Plan Administrator shall act in good faith, but shall not be subject to the requirements of Title I, Part 4 of ERISA.

No liability shall attach to or be incurred by the stockholders, officers, directors or employees of the Company, in whatever capacity, under or by reason of the terms, conditions or agreements contained in the Plan or any law, rule or regulation, or for acts or decisions taken or omitted by any of them thereunder.

The Plan Administrator may, from time to time, employ agents and delegate to them such administrative duties as it sees fit. In accordance with its charter, the Plan Administrator may also delegate to other persons or other entities any or all of its authority, responsibilities, obligations and duties with respect to the Plan. If the Company, Plan Administrator or other plan fiduciary (an “Advisee”) engages attorneys, accountants, actuaries, consultants, and other service providers (an “Advisor”) to advise them on issues related to a Plan or the Advisee’s responsibilities under the Plan:

(a)	The Advisor’s client is the Advisee and not any employee, participant, dependent, beneficiary, claimant, or other person;

(b)

The Advisee will be entitled to preserve the attorney-client privilege and any other privilege accorded to communications with the Advisor, and all other rights to maintain confidentiality, to the full extent permitted by law; and

(c)

No employee, participant, dependent, beneficiary, claimant or other person will be permitted to review any communication between the Advisee and any of its or his Advisors with respect to whom a privilege applies, unless mandated by a court order.

Section XIV.    Claims and Appeals

The provisions of this Section XIV shall apply to any claim for a benefit under the Plan, regardless of the basis asserted for the claim and regardless of when the act or omission upon which the claim is based occurred. Any such claim shall be addressed through the claims and appeals process described in the handbook summary for this Plan, and no such claim may be filed in court, arbitration, or similar proceeding before the claimant has exhausted that process. Such process is intended to comply with Section 503 of ERISA and shall be administered and interpreted in a manner consistent with such intent.

The claims administrator shall be the Plan Administrator.

Section XV.    Limitations Period

(a)

Any claim (i) for benefits; (ii) to enforce rights under the Plan; or (iii) otherwise seeking a remedy or judgment of any kind against the Plan, the Plan Administrator or the Company must be filed within the limitations period prescribed by this Section XV (and subsequent to exhaustion as described in Section XIV).

(b)	The limitations period shall begin on the following date:

(i)

For a claim for benefits, the earliest of: (1) the date the first benefit payment was actually made or allegedly due, or (2) the date the Plan, the Plan Administrator or the Company first repudiated the alleged obligation to provide such benefits, regardless of whether such repudiation occurred during administrative review pursuant to Section XIV. A repudiation described in clause (2) may be made in the form of a direct communication to the employee or a more general oral or written communication related to benefits payable under the Plan (for example, a summary of the Plan or an amendment to the Plan);

(ii)

For a claim to enforce an alleged right under the Plan (other than a right to benefits), the date the Plan first denied the request made on behalf of the employee to exercise such right, regardless of whether such denial occurred during administrative review pursuant to Section XIV; or

(iii)

For any claim otherwise seeking a remedy or judgment of any kind against the Plan, the Plan Administrator or the Company, the earliest date on which the employee knew or should have known of the material facts on which such claim or action is based, regardless of whether the employee was aware of the legal theory underlying the claim.

(c)

The limitations period shall end on the first anniversary of the beginning date described in Section XV(b); provided, however, that if a request for administrative review pursuant to Section XIV is pending at such time, the limitations period shall be extended to end on the date that is 60 days after the final denial of such claim on administrative review.

(d)

The limitations period described in this Section XV replaces and supersedes any limitations period that otherwise might be deemed applicable under state or federal law in the absence of this Section XV. A claim filed after the expiration of the limitations period shall be deemed time-barred, except that the Plan Administrator shall have discretion to extend the limitations period upon a showing of exceptional circumstances that, in the opinion of the Plan Administrator, provide good cause for an extension. The exercise of this discretion is committed solely to the Plan Administrator and is not subject to review.

(e)	In the event of any claim brought by or on behalf of two or more employees, the requirements of this Section XV shall apply separately with respect to each employee.

Appendix – Liability Transfer from the GE Restoration Plan

Section I.    Allocation of Employees

Effective January 3, 2023, or as soon as practicable thereafter (the “Plan Spin-Off Date”), in anticipation of the Plan Sponsor’s split into three separate companies comprising the Plan Sponsor’s aviation, healthcare and energy businesses, respectively, the HealthCare Benefit Liabilities (as defined below) are transferred from the GE Restoration Plan to this Plan as described in this Appendix (the “Plan Spin-Off”).

The HealthCare Benefit Liabilities are the benefits and liabilities under the GE Restoration Plan for all individuals whose benefits under the GE Retirement Savings Plan are transferred as of the Plan Spin-Off Date to the GE HealthCare Retirement Savings Plan—i.e., (i) active employees of GE Healthcare Holding LLC (or its successor) and each company or business entity connected to GE Healthcare Holding LLC (or its successor) by a direct or indirect 50% or more interest that comprise General Electric Company’s healthcare business (“GE HealthCare”), (ii) most former employees of General Electric Company’s healthcare business, and (iii) certain former employees whose last employer of record within General Electric Company and its affiliates is not attributable to any of General Electric Company’s aviation, healthcare, or energy businesses (or is attributable to the General Electric Company’s aviation or energy businesses in limited cases), in each case as determined by General Electric Company in its sole discretion and identified on a list maintained in the records of General Electric Company. Benefits and liabilities for certain former employees of General Electric Company’s healthcare business will remain in the GE Restoration Plan, as determined by General Electric Company in its sole discretion and identified on a list maintained in the records of General Electric Company. The individuals transferred to this Plan are the “GE HealthCare Transferees.”

Effective January 1, 2023, the GE HealthCare Transferees shall no longer be entitled to any credits under the GE Restoration Plan. Effective immediately prior to the Plan Spin-Off, the GE HealthCare Transferees (including, as applicable, their beneficiaries) shall cease to be participants in the GE Restoration Plan, shall no longer be entitled to any benefit payments under the GE Restoration Plan, and shall no longer have any rights whatsoever under the GE Restoration Plan (unless such GE HealthCare Transferee is subsequently employed by, or has service with, General Electric Company or its affiliates, in which case such individual’s rights under the GE Restoration Plan shall be determined under the terms of the GE Restoration Plan at such time).

Effective on the Plan Spin-Off Date, (i) this Plan assumes the HealthCare Benefit Liabilities as a continuation of the GE Restoration Plan, (ii) the Plan Sponsor and each of its Affiliates that is part of GE HealthCare and was a participating employer under the GE Restoration Plan immediately prior to the Plan Spin-Off Date shall be a Participating Affiliate in this Plan, and (iii) each GE HealthCare Transferee shall be a Participant in this Plan. Each GE HealthCare Transferee’s status under this Plan on the Plan Spin-Off Date shall be the same as the GE HealthCare Transferee’s status under the GE Restoration Plan immediately prior to the Plan Spin-Off Date. For the avoidance of doubt, (i) each GE HealthCare Transferee’s service with General Electric Company and its affiliates credited under the GE Restoration Plan immediately prior to the Plan Spin-Off Date shall be credited under this Plan, and (ii) no GE HealthCare Transferee shall be treated as incurring a termination of employment, separation from service, vesting, retirement or similar event for purposes of determining the right to a distribution, benefits or any other purpose under this Plan solely as a result of the Plan Spin-Off or the corporate spin-off of General Electric Company’s healthcare business.

Section II.    Transfer of Benefits and Liabilities

The Plan Spin-Off shall be effected in accordance with the applicable requirements of this instrument. Each GE HealthCare Transferee’s balance under the GE Restoration Plan immediately before the Plan Spin-Off shall equal his balance under this Plan immediately after the Plan Spin-Off and shall thereafter be subject to the terms of the Plan.

Following the Plan Spin-Off, the Plan Sponsor and its Affiliates shall have exclusive responsibility for paying benefits under the Plan and for all payment obligations thereunder.

Section III.    Eligibility

For each GE HealthCare Transferee who is an active employee on the Plan Spin-Off Date, the requirements of Section II(C) of the Plan may be satisfied based on Earnings prior to the Plan Spin-Off Date. If such active GE HealthCare Transferee is an Eligible Employee at the time of the Plan Spin-Off, the requirement of Section II(c) of the Plan shall be waived with respect to such individual until such individual’s termination of employment with the Company (including all Affiliates).

Section IV.    Vesting

Each GE HealthCare Transferee’s vested percentage immediately after the Plan Spin-Off shall be the same as his vested percentage immediately before the Plan Spin-Off.

Section V.    Investment Credits

All HealthCare Benefit Liabilities shall be mapped to deemed investment options that mirror the deemed investment options under the GE Restoration Plan. GE HealthCare Transferees may change their deemed investment elections for their transferred HealthCare Benefit Liabilities pursuant to the rules and procedures of the Plan.

Section VI.    Beneficiary Designations

All beneficiary designations of GE HealthCare Transferees under the GE Restoration Plan shall be transferred to the Plan and shall apply to each GE HealthCare Transferee’s benefit under the Plan. GE HealthCare Transferees may change the beneficiary designations for their Plan benefit pursuant to the rules and procedures of the Plan.

Section VII.    Company Credits

For GE HealthCare Transferees eligible for a Company Credit under the GE Restoration Plan with respect to the plan year ended December 31, 2022, any such Company Credit for which the GE HealthCare Transferee is eligible under the GE Restoration Plan on December 31, 2022, shall be credited to his account under the Plan not later than January 31, 2023.